Exhibit 12

FIRST BANCORP
COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
(In thousands, except for ratios)
(Unaudited)

	Nine Months Ended September 30,				Years Ended December 31,
	2011		2010		2010		2009		2008		2007		2006
Including Interest on Deposits:
Earnings:
Income before income taxes	$19,739		19,007		14,942		97,877		35,125		34,960		30,725
Fixed charges	18,438		25,188		32,087		49,075		61,483		69,837		54,856
Total earnings	$38,177		44,195		47,029		146,952		96,608		104,797		85,581

Fixed charges:
Interest on deposits	$16,684		23,476		29,930		45,518		53,241		59,553		46,032
Interest on borrowings	1,619		1,577		1,977		3,377		7,947		9,886		8,400
Amortization of debt issuance costs	—		—		—		—		115		219		239
Interest portion of rental expense (1)	135		135		180		180		180		179		185
Total fixed charges	$18,438		25,188		32,087		49,075		61,483		69,837		54,856
Preferred dividend requirements	2,440		2,438		3,250		3,169		—		—		—
Total fixed charges and preferred dividends	$20,878		27,626		35,337		52,244		61,483		69,837		54,856

Ratio of earnings to fixed charges, including interest on deposits	2.07	x	1.75	x	1.47	x	2.99	x	1.57	x	1.50	x	1.56	x
Ratio of earnings to fixed charges and preferred dividends, including interest on deposits	1.83	x	1.60	x	1.33	x	2.81	x	1.57	x	1.50	x	1.56	x

Excluding Interest on Deposits:
Earnings:
Income before income taxes	$19,739		19,007		14,942		97,877		35,125		34,960		30,725
Fixed charges	4,194		1,712		2,157		3,557		8,242		10,284		8,824
Total earnings	$23,933		20,719		17,099		101,434		43,367		45,244		39,549

Fixed charges:
Interest on borrowings	$1,619		1,577		1,977		3,377		7,947		9,886		8,400
Amortization of debt issuance costs	—		—		—		—		115		219		239
Interest portion of rental expense (1)	135		135		180		180		180		179		185
Total fixed charges	$1,754		1,712		2,157		3,557		8,242		10,284		8,824
Preferred dividend requirements	2,440		2,438		3,250		3,169		—		—		—
Total fixed charges and preferred dividends	$4,194		4,150		5,407		6,726		8,242		10,284		8,824

Ratio of earnings to fixed charges, excluding interest on deposits	13.64	x	12.10	x	7.93	x	28.52	x	5.26	x	4.40	x	4.48	x
Ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits	5.71	x	4.99	x	3.16	x	15.08	x	5.26	x	4.40	x	4.48	x

(1)  Estimated to be one-third of rental expense.